CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES

                  AND RIGHTS OF SERIES F CONVERTIBLE PREFERRED

                             STOCK OF BLUEFLY, INC.

     BLUEFLY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation" or the "Company"), DOES HEREBY CERTIFY THAT:

     Pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of ss. 151 of the Delaware General Corporation Law (the "DGCL"), the Board, at a meeting held on June 14, 2005, duly adopted the following resolution providing for the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions, of the Series F Convertible Preferred Stock.

     WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $0.01 par value per share (the "Common Stock"), and preferred stock, $.01 par value per share (the "Preferred Stock"); and

     WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in any such series and to fix the voting powers, designations, preferences and rights of the shares of any such series, and the qualifications, limitations and restrictions thereof.

     NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series F Convertible Preferred Stock and fixes and determines the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions relating to the Series F Convertible Preferred Stock as follows:

1. Designation/Ranking. There shall hereby be created and established a series of Preferred Stock, and the shares of such series of Preferred Stock shall be designated "Series F Convertible Preferred Stock" (referred to herein as the "Series F Convertible Preferred Stock"). The Series F Convertible Preferred Stock shall rank pari passu with the Corporation's Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Convertible Preferred Stock"), the Corporation's Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Convertible Preferred Stock"), the Corporation's Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Convertible Preferred Stock"), the Corporation's Series D Convertible Preferred Stock, $.01 par value per share (the "Series D Convertible Preferred Stock"), and the Corporation's Series E Convertible Preferred Stock, $.01 par value per share (the "Series E Convertible Preferred Stock," and, together with the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock and the Series F Convertible Preferred Stock, the "Convertible Preferred Stock") and senior to the Corporation's Common Stock and all other Preferred Stock of the Corporation ranking junior to the Convertible Preferred Stock, with respect to the payment of distributions on liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.

2. Authorized Number. The number of shares constituting the Series F Convertible Preferred Stock shall be Seven Thousand (7,000) shares.

3. Dividends.

     3.1 The holders of the Series F Convertible Preferred Stock shall be entitled to receive, out of funds legally available for such purpose, dividends which shall accrue at the rate of seven percent (7%) per annum of the Series F Face Value (as defined in Section 4.1 hereof) of such stock and shall compound annually, payable only upon: (i) the conversion of the Series F Convertible Preferred Stock pursuant to Section 6 hereof; or (ii) Liquidation (as defined in
Section 4.1 hereof) of the Corporation under Section 4 hereof. Except in connection with a Series F Liquidation Payment (as defined in Section 4.1 hereof) made under Section 4 hereof (which shall require payment in cash), the Corporation, in its sole discretion (as determined by a vote of the uninterested directors of the Corporation), may elect to pay such dividends in shares of Common Stock (provided that a registration statement with respect to the re-sale of such shares by such holder is then in effect), in which case such Common Stock dividends shall be equal to the number of shares of Common Stock obtained by dividing the cash value of such dividend by the Market Price (as hereinafter defined) of the Common Stock on the date that such dividend is paid. For all purposes hereof, the "Market Price" of the Common Stock on a given date shall mean the closing bid price of the Common Stock on Nasdaq (or whatever other quotation system or exchange the Common Stock may then principally be traded on) on the last trading day prior to such date. If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Market Price for the Common Stock shall be the fair market value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation.

     3.2 Dividends on each share of Series F Convertible Preferred Stock shall be cumulative and shall accrue from the date of issuance of such share of Series F Convertible Preferred Stock. The date on which the Corporation initially issues any share of Series F Convertible Preferred Stock shall be its "Issue Date," regardless of the number of times transfer of such shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.

     3.3 In addition to the right to receive dividends pursuant to Section 3.1 above, each holder of a share of Series F Convertible Preferred Stock shall have the right, at any time after the Issue Date, if the Board of Directors of the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets, but excluding any stock split effected as a stock dividend), to holders of shares of Common Stock, to receive, out of funds legally available therefor, a dividend or distribution in an amount equal to the amount of such dividend or distribution receivable by a holder of the number of shares of Common Stock into which such share of Series F Convertible Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series F Convertible Preferred Stock at the same time such dividend or distribution is made to the holders of Common Stock.

4. Liquidation

     4.1 Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), each holder shall be paid for each share of Series F Convertible Preferred Stock held by it, before any distribution or payment is made upon any stock ranking junior to the Series F Convertible Preferred Stock, an amount equal to the greater of: (i) $1,000 per share (the "Series F Face Value") plus, in the case of each share, an amount equal to all accrued but unpaid dividends thereon, through the date payment thereof is made and (ii) the amount that the holder of such share of Series F Convertible Preferred Stock would receive if it were to convert (without regard to any limitation or restriction on conversion and without actually requiring such share to be so converted) such share of Series F Convertible Preferred Stock into share(s) of Common Stock immediately prior to such Liquidation. The holders of Series F Convertible Preferred Stock shall not be entitled to any further payment. The amount payable pursuant to the first sentence of this
Section 4.1 with respect to one share of Series F Convertible Preferred Stock is sometimes referred to as the "Series F Liquidation Payment" (and, together with the Series A Liquidation Payment (as defined in the Certificate of Incorporation), the Series B Liquidation Payment (as defined in the Certificate of Incorporation), any amounts payable upon a Liquidation with respect to one share of Series C Convertible Preferred Stock, any amounts payable upon a Liquidation with respect to one share of Series D Convertible Preferred Stock and any amounts payable upon a Liquidation with respect to one share of Series E Convertible Preferred Stock, the "Liquidation Payment"), and the amounts so payable with respect to all shares of Series F Convertible Preferred Stock are sometimes referred to as the "Series F Liquidation Payments" (and, together with the Series A Liquidation Payments (as defined in the Certificate of Incorporation), the Series B Liquidation Payments (as defined in the Certificate of Incorporation), the amounts so payable with respect to all shares of Series C Convertible Preferred Stock, the amounts so payable with respect to all shares of Series D Convertible Preferred Stock and the amounts so payable with respect to all shares of Series E Convertible Preferred Stock, the "Liquidation Payments").

     4.2 If upon such Liquidation, the assets to be distributed among the holders of Convertible Preferred Stock shall be insufficient to permit payment to the holders of Convertible Preferred Stock of the Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Convertible Preferred Stock. Upon any such Liquidation after the holders of Convertible Preferred Stock shall have been paid in full the Liquidation Payments to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of securities ranking junior to the Convertible Preferred Stock.

     4.3 Written notice of such Liquidation stating a payment date, the amount of the Series F Liquidation Payments and the place where said Series F Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 10 days prior to the payment date stated therein, to the holders of record of Series F Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

     4.4 The Series F Convertible Preferred Stock shall, with respect to distribution of assets and rights upon Liquidation, rank senior to each class or series of capital stock of the

Corporation hereafter created which does not expressly provide that it ranks on parity with or is senior to the Series F Convertible Preferred Stock with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation.

5. Voting Rights. Holders of Series F Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting. Except as otherwise required by law, at any annual or special meeting of the Corporation's stockholders, or in connection with any written consent in lieu of any such meeting, the holders of each outstanding share of Series F Convertible Preferred Stock shall be entitled to cast, in respect of such share, the number of votes equal to the number of full shares of Common Stock into which such share of Series F Convertible Preferred Stock is then convertible (calculated by rounding any fractional share up to the nearest whole number) on the date for determination of stockholders entitled to vote at the meeting. Notwithstanding the foregoing, holders of the Series F Convertible Preferred Stock shall not be entitled to cast, in respect of such shares, any votes with respect to the approval of the Series F Anti-Dilution Adjustment Provisions (as hereinafter defined). Except as set forth herein or otherwise required by law, the Series F Convertible Preferred Stock and the Common Stock shall vote together as a single class on each matter submitted to the stockholders (including, without limitation, any merger or sale of all or substantially all of the assets of the Company), and not by separate class or series.

6. Conversions. The holders of shares of Series F Convertible Preferred Stock shall have the following conversion rights.

     6.1 Right to Convert. Subject to the terms and conditions of this Section 6.1, the holder of any share or shares of Series F Convertible Preferred Stock shall have the right, at its option at any time and from time to time, to convert any such shares (or fractions thereof) of Series F Convertible Preferred Stock (except that upon any Liquidation, the right of conversion shall terminate at the close of business on the business day immediately preceding the date fixed for payment of the amount distributable on the Series F Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (x) multiplying the number of shares of Series F Convertible Preferred Stock to be so converted by the Series F Face Value and
(y) dividing the result by the Series F Conversion Price (as defined below) applicable to such share, determined as provided below, in effect on the date the certificate is surrendered for conversion; plus, at the Company's option (as determined by a vote of the disinterested directors of the Corporation), either a number of shares of Common Stock (valued at the then current Market Price), or an amount in cash, as the case may be, equal to any accrued but unpaid dividends on the shares of Series F Convertible Preferred Stock so converted.

     The initial Series F Conversion Price per share for shares of Series F Convertible Preferred Stock shall be $2.32 per share, as adjusted pursuant to the further provisions of this Section 6 (such price as last adjusted, being referred to as the "Series F Conversion Price").

     Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"), along with a stock certificate representing the shares to be so converted. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Company by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder.

     The Company shall not effect any conversion of the Preferred Stock, and the Holder shall not have the right to convert any portion of the Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.99% of the number of shares of the Common Stock Outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series F Face Value of Preferred Stock beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by Holder that the Company is not representing to Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and Holder is solely responsible for any schedules required to be filed in accordance therewith.. To the extent that the limitation contained in this Section applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by the Holder together with any affiliates) and of which shares of Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (B) a more recent public announcement by the Company or (C) any other notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock Outstanding. Upon the written request of the Holder, the Company shall within two Business Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section may be waived by the Holder upon, at the election of the Holder, not less than 61 days' prior notice to the Company, and the provisions of this Section shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The foregoing provision shall only apply to the New Investors (as defined in the Purchase Agreement).

     6.2 Automatic Conversion; Redemption at Company's Option.

          (i) Upon the occurrence of an Automatic Conversion Event (as hereinafter defined), except as provided in Section 6.2(ii) below), --------------- each outstanding share of Series F Convertible Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be converted into such number of fully paid and nonassessable shares of Common Stock as is obtained by (x) multiplying the number of shares of Series F Convertible Preferred Stock to be so converted by the Series F Face Value and
               (y) dividing the result by the Series F Conversion Price applicable to such share in effect on the date the certificate is surrendered for conversion; plus, at the Company's option (as determined by a vote of the disinterested ---- directors of the Corporation), either a number of shares of Common Stock (valued at the then current Market Price), or an amount in cash, as the case may be, equal to any accrued but unpaid dividends on the shares of Series F Convertible Preferred Stock so converted. The Company shall send each registered Holder written notice of an Automatic Conversion Event (other than an Automatic Conversion Event that does not result in the automatic conversion of the shares of Series F Convertible Preferred Stock due to the provisions of Section 6.2(ii) below) within two (2) business days of its occurrence. An "Automatic ---------------- ----------
               Conversion Event" shall be deemed to have occurred upon the earlier of: (A) the date on which the last ----------------- sale price of the Common Stock on NASDAQ or, if not quoted on NASDAQ, on any other national securities exchange has been at least two times the Series F Conversion Price for twenty consecutive trading days (provided that a registration statement is then in effect with respect to the resale of the Common Stock to be delivered in connection with the conversion of the Series F Convertible Preferred Stock and the Existing Preferred Stock (as defined in the Purchase Agreement)); or (B) the date (the "Existing Preferred --------------------- Conversion Date") on which an aggregate of fifty percent (50%) of the Convertible Preferred Stock ---------------- outstanding immediately prior to the filing of this Certificate (measured by reference to the number of shares of Common Stock issuable upon the conversion of such Convertible Preferred Stock) has been converted to Common Stock. For purposes of this Certificate, the "Purchase Agreement" shall mean that certain ------------------- Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof, by and among the Company and the initial holders of the Series F Convertible Preferred Stock.

               (ii) Notwithstanding Section 6.2(i), the shares of Series F
                    Convertible Preferred Stock shall not automatically be converted into Common Stock upon the occurrence of the Existing Preferred Conversion Date if (A) the closing bid price of the Common Stock on the last trading day prior to such date was less than $1.23 or
                    (B) a registration statement is not then in effect with respect to the resale of the Common Stock to be delivered in connection with the conversion of the Series F Convertible Preferred Stock and the Existing Preferred Stock.

               (iii)At any time and from time to time following the Existing
                    Preferred Conversion Date, in the event that the Series F Convertible Preferred Stock has not automatically been converted into Common Stock as a result of the provisions of
                    Section 6.2(ii), the Company shall have the right, at its option and on thirty days' prior written notice to each Holder, to redeem any and all shares of Series F Convertible Preferred Stock for cash at a price per share equal to the Series F Face Value of such share plus any accrued and unpaid dividends.

     6.3 Issuance of Certificates; Time Conversion Effected. Within three Business Days after the delivery of a Notice of Conversion and the surrender of the certificate or certificates for the shares of Series F Convertible Preferred Stock to be converted as set forth above, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holders, registered in such name or names as such holders may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series F Convertible Preferred Stock. In lieu of delivering physical certificates pursuant to the foregoing, if the Company's transfer agent is participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer program and the certificates therefore are not required to bear a legend, the Company shall cause its transfer agent to electronically transmit such shares of Common Stock by crediting the account of the Investor's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

     6.4 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series F Convertible Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6.3, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall round the number of shares to be delivered to the nearest whole number.

     6.5 Anti-Dilution Adjustments. The Series F Conversion Price shall be subject to adjustment as follows if any of the events listed below occur after the Issue Date but, with respect to a share of Series F Convertible Preferred Stock, prior to the conversion of such share of Series F Convertible Preferred Stock into Common Stock.

               (i) In case the Corporation shall (x) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (y) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (z) combine or reclassify its outstanding Common Stock into a smaller number of shares, the Series F Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of any share of the Series F Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have owned or have been entitled to receive after the happening of such event had the share of such Series F Convertible Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of subdivision, combination or reclassification. If any dividend or distribution is not paid or made, the Series F Conversion Price then in effect shall be appropriately readjusted.

               (ii) In case the Corporation shall pay, issue or distribute to its holders of capital stock any shares of capital stock of the Corporation or evidences of indebtedness or cash or other assets (excluding (w) regular cash dividends payable out of earnings in the ordinary course and distributed ratably to the holders of Convertible Preferred Stock, (x) distributions paid from retained earnings of the Corporation and distributed ratably to the holders of Convertible Preferred Stock, (y) dividends or distributions referred to in clause (i) above and (z) dividends or distributions paid or made to holders of shares of ---------- Convertible Preferred Stock in the manner provided in Section 3 above) or rights, options or warrants to --------- subscribe for or purchase any of its securities then, in each such case, the Series F Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Series F Conversion Price in effect immediately prior to the date of the distribution by a fraction the numerator of which shall be the Series F Conversion Price less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, shall be conclusive) of the portion of the capital stock, cash or assets or evidences of indebtedness so distributed, or of the subscription rights, options or warrants so distributed or of such convertible or exchangeable securities, with respect to one share of Common Stock, and the denominator of which shall be the Series F Conversion Price in effect immediately prior to the date of the distribution. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactive to the record date for the determination of stockholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the Series F Conversion Price then in effect shall be appropriately readjusted.

               (iii)Whenever the Series F Conversion Price is adjusted as herein provided or as provided in Section 6.6(a), the -------------- Corporation shall promptly file with the conversion agent (or, if there is no conversion agent, the secretary of the Corporation) an officer's certificate setting forth such Series F Conversion Price after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment. Promptly after delivery of the certificate, the Corporation shall prepare a notice of the adjustment of such Series F Conversion Price setting forth such Series F Conversion Price and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Series F Conversion Price (together with a copy of the officer's certificate setting forth the facts requiring such adjustment) to the holder of each share of the Series F Convertible Preferred Stock at such holder's last address as shown on the stock books of the Corporation.

     6.6 Additional Adjustment.

          (a) In case the Corporation shall (i) sell or issue shares of its Common Stock, (ii) issue rights, options or warrants to subscribe for or purchase shares of Common Stock or (iii) issue or sell other rights for the purchase of shares of Common Stock or securities convertible into or exchangeable into shares of Common Stock (any such shares, rights, options, warrants or other securities issued in the case of one or more of the events described in the immediately preceding clauses (i), (ii) and (iii) (excluding those issuances referred to in Section 6.6(c) hereof) hereinafter referred to, collectively, the "Securities"), at a price per share (the "New Issue Price") less than the Series F Conversion Price, then in each such case the Series F Conversion Price in effect immediately prior to the issuance of such Securities shall be adjusted so that it shall equal the price determined by multiplying the Series F Conversion Price in effect immediately prior to the issuance of such Securities by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the Securities plus the number of shares of Common Stock which the aggregate consideration received for the issuance of the Securities would purchase at the Series F Conversion Price in effect immediately prior to the issuance of such Securities, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of the Securities (after giving effect to the full exercise, conversion or exchange, as applicable, of such Securities). Notwithstanding the foregoing, in the event that the Corporation shall sell or issue any Securities at a New Issue Price less than $1.50, then, in each such case, the Series F Conversion Price in effect immediately prior to the issuance of such Securities shall be adjusted so that it shall equal the New Issue Price. The adjustment provided for in this Section 6.6(a) shall be made successively whenever any Securities are issued (provided, however, that no further adjustments in the Series F Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable of such Securities pursuant to the original terms of such Securities) and shall become effective immediately after such issuance. In determining whether any Securities entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Series F Conversion Price, and in determining the New Issue Price of the shares of Common Stock so offered, there shall be taken into account any consideration received by the Corporation for such Securities, any consideration required to be paid upon the exercise, conversion or exchange, as applicable, of such Securities and the value of all such consideration (if other than cash) shall be determined in good faith by the Board of Directors of the Corporation. If any or all of such Securities are not so issued or expire or terminate without having been exercised, converted or exchanged, the Series F Conversion Price then in effect shall be appropriately readjusted to the Series F Conversion Price that would then be in effect had the adjustments made upon the issuance of such Securities been made upon the basis of only the number of shares of Common Stock delivered pursuant to Securities actually exercised, converted or exchanged. For purposes of this Section 6.6(a), the number of shares of Common Stock at any time outstanding shall not include shares held in treasury of the Corporation or by any subsidiary of the Corporation.

          (b) Notwithstanding anything herein to the contrary, Section 6.6(a) shall not be effective until such time as the Corporation's stockholders approve the provisions contained therein (the "Series F Anti-Dilution Adjustment Provisions") to the extent such approval ("Stockholder Approval") is required by the rules of the Nasdaq SmallCap Market or any other national securities exchange or quotation system upon which the Common Stock may be listed from time to time. To the extent that any Securities are, prior to the Corporation obtaining Stockholder Approval, issued at a New Issue Price that would, but for the foregoing sentence, result in an adjustment to the Series F Conversion
Price: (i) the Series F Conversion Price shall be deemed immediately so adjusted upon the Corporation obtaining Stockholder Approval; and (ii) to the extent that any Holder converts any shares of Series Convertible Preferred Stock between the time of the issuance of such Securities and the time that Stockholder Approval is obtained, such Holder shall be entitled to receive, immediately upon the Corporation obtaining Stockholder Approval, an additional number of shares of Common Stock equal to the difference between the number of shares that such Holder would have received had the Series F Conversion Price been so adjusted as of the time of such conversion and the number of shares that such Holder actually received upon such conversion.

          (c) The provisions of Section 6.6(a) shall not apply at any time to:
(a) the issuance of any equity securities issued at or above then fair market value pursuant to the Corporation's employee option or stock incentive plans approved by the Board of Directors of the Corporation; (b) any equity securities issued at then fair market value as consideration for services of non-employee third parties provided to the Corporation; and (c) the issuance of any equity securities pursuant to the exercise or conversion of convertible or other derivative securities outstanding as of the date hereof (provided no amendments to the terms of such conversion or exercise are made after the date hereof).

     6.7 Reorganization, Recapitalization or Reclassification. If any merger, consolidation, capital reorganization, recapitalization or reclassification of the capital stock of the Corporation (other than a merger or consolidation of the Corporation in which the Corporation is the surviving corporation and which does not result in a reclassification or change in the outstanding shares of Common Stock), or a sale, lease or other transfer of all or substantially all of the assets of the Corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets (other than cash dividends payable out of earnings or surplus in the ordinary course of business) with respect to or in exchange for Common Stock, and the shares of Series F Convertible Preferred Stock are not otherwise to be converted or exchanged pursuant to the terms of such transaction, then, as a condition of such merger, reorganization, recapitalization, reclassification or sale, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series F Convertible Preferred Stock shall thereupon have only the right to receive upon conversion of such share or shares of Series F Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series F Convertible Preferred Stock (the "Pre-Merger Conversion Shares"), such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of Pre-Merger Conversion Shares.

     6.8 Other Notice. In case at any time:

          (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

          (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

          (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

          (iv) there shall be a voluntary or involuntary dissolution or winding up of the Corporation;

               then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested or telecopier, addressed to each holder of any shares of Series F Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution or winding up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution or winding up, as the case may be.

     6.9 Stock to be Reserved. The Corporation covenants that all shares of Common Stock that shall be so issued shall be duly authorized, validly issued, fully paid and nonassessable by the Corporation and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series F Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or quotation system upon which the Common Stock may be listed. The Corporation will not take any action that results in any adjustment of the Series F Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series F Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

     6.10 Reissuance of Preferred Stock. Shares of Series F Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall not be reissued as shares of Series F Convertible Preferred Stock and shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation other than Series F Convertible Preferred Stock.

     6.11 Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series F Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series F Convertible Preferred Stock which is being converted.

     6.12 Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series F Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series F Convertible Preferred Stock in any manner that interferes with the timely conversion of such Series F Convertible Preferred Stock, except as may otherwise be required to comply with applicable laws.

     6.13 Minimum Adjustment. No reduction of the Series F Conversion Price shall be made if the amount of any such reduction would be an amount less than $.025, but any such amount shall be carried forward and reduction with respect thereof shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.025 or more.

7. Adjustment of Face Value. In case the Corporation shall subdivide or reclassify its outstanding Series F Convertible Preferred Stock into a greater number of shares or combine or reclassify its outstanding Series F Convertible Preferred Stock into a smaller number of shares, the Series F Face Value in effect immediately prior to such event shall be adjusted to reflect such increase or decrease. An adjustment made pursuant to this Section 7 shall become effective on the effective date of subdivision, combination or reclassification.



                 [Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 23rd day of June, 2005.



                                    BLUEFLY, INC.


                                    By:/s/ Melissa Payner-Gregor
                                       --------------------------------
                                    Name:  Melissa Payner-Gregor
                                    Title: Chief Executive Officer and President